UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 28, 2021

SPRAGUE RESOURCES LP

(Exact name of registrant as specified in its charter)

Delaware	001-36137	45-2637964
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

185 International Drive

Portsmouth, NH 03801

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (800) 225-1560

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	SRLP	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Explanatory Note

On May 28, 2021, pursuant to the terms of the previously announced purchase agreement, dated April 20, 2021 (the “Purchase Agreement”), among Sprague Resources Holdings LLC, a wholly owned subsidiary of Axel Johnson Inc. (“Sprague Holdings”), Sprague HP Holdings, LLC (“Buyer”) and, solely for purposes of Section 11.14 thereof, Hartree Partners, LP (“Hartree”), Sprague Holdings sold to Buyer all of Sprague Holdings’ interest in Sprague Resources GP LLC (the “General Partner”), the general partner of Sprague Resources LP (the “Partnership”), all of the common units representing limited partner interests (“Common Units”) that Sprague Holdings owns in the Partnership and all of the Partnership’s Incentive Distribution Rights, as defined in the First Amended and Restated Agreement of Limited Partnership of the Partnership (as amended, the “Partnership Agreement”). Such sale is referred to herein as the “Acquisition”. The aggregate consideration paid to Sprague Holdings by Buyer at the closing of the Acquisition (the “Closing”) was $290,000,000 in cash.

Item 1.02. Termination of a Material Definitive Agreement.

On May 28, 2021, in connection with the Closing, Sprague Holdings and Axel Johnson Inc. (“Axel Johnson”), provided notice to the General Partner and the Partnership of the termination, pursuant to its terms, of the Omnibus Agreement, dated October 30, 2013 among Axel Johnson, Sprague Holdings, the General Partner and the Partnership.

On May 28, 2021, in connection with the Closing, the provisions of the Services Agreement, dated October 30, 2013, among the General Partner, the Partnership, Sprague Holdings and Sprague Energy Solutions Inc., that are applicable to Sprague Holdings terminated automatically pursuant to the terms of that agreement.

Item 5.01. Changes in Control of Registrant.

The information set forth in the Explanatory Note of this Current Report is incorporated herein by reference.

As a result of the Acquisition, Buyer, a Delaware limited liability company, acquired 100% of the limited liability company interests of the General Partner and, as a result, has the ability to control the Partnership’s management and operations and appoint all of the members of the board of directors of the General Partner (the “Board”). Additionally, following the Closing, the Buyer and its affiliates collectively hold approximately 74.5% of the Common Units outstanding and all of the Partnership’s Incentive Distribution Rights.

Buyer funded the consideration paid for the Acquisition with cash obtained through capital contributions from Hartree. There are no arrangements or understandings between Axel Johnson and Hartree or their associates with respect to election of directors or other matters.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Director Resignations

In connection with the Acquisition, upon the Closing, Michael Milligan, Sally Sarsfield, Gary Rinaldi and Ben Hennelly (collectively, the “Resigning Directors”) resigned as directors of the General Partner. As a result of his resignation as a director of the General Partner, Mr. Milligan also resigned as Chairman of the Board. The decision of each of the Resigning Directors to resign as a director of the General Partner was not the result of any disagreement with the General Partner or the Partnership on any matter relating to the operations, policies or practices of the General Partner or the Partnership.

Beth A. Bowman, C. Gregory Harper and David C. Glendon (collectively, the “Continuing Directors”) will continue to serve as directors of the General Partner.

Director Appointments

In addition, Buyer, in its capacity as the sole member of the General Partner following the Closing, appointed Stephen M. Hendel, Stephen M. Semlitz, Jonathan Guy Merison, Scott Levy and Heiko Voelker (collectively, the “New Directors”) as directors to fill the vacancies left by the resignation of the Resigning Directors. The respective terms of the New Directors as directors began on May 28, 2021. The Partnership is also continuing its search for an additional independent director and expects to announce a new independent director as soon as reasonably practicable.

Mr. Hendel, age 69, is currently serving, and has served since March 1997, as a Founding Partner and Managing Director of Hartree, where he is actively involved in the management of the firm. Prior to co-founding Hartree, from 1985 to 1996, Mr. Hendel was a partner at Goldman Sachs, where he held various management roles in the J. Aron division including co-head of energy trading and oversight of J. Aron’s division of quantitative strategies. From 1994 to 1996, Mr. Hendel shared responsibility for the energy, commodity and currency business for J. Aron. Prior to joining J. Aron in 1980, he was an associate at Paul, Weiss, Rifkind, Wharton & Garrison. Mr. Hendel is active in a number of artistic not-for-profit foundations. Mr. Hendel holds a B.A. from Yale University and a J.D. from the University of Connecticut School of Law.

Mr. Semlitz, age 68, is currently serving, and has served since March 1997, as a Founding Partner and Managing Director of Hartree, where he is actively involved in the management of the firm. Prior to co-founding Hartree, from 1985 to 1996, Mr. Semlitz was a partner at Goldman Sachs, where he developed the energy business from inception and was the Co-Head of Energy Trading. From 1980 to 1986, Mr. Semlitz was the Head Metals Trader at J. Aron and Goldman Sachs. Mr. Semlitz holds a B.S. and an MBA from Cornell University.

Mr. Merison, age 61, is currently serving, and has served since March 1997, as a Founding Partner and Managing Director of Hartree, where he is actively involved in the management of the firm. Prior to joining Hartree, from 1995 to 1997, Mr. Merison served as a portfolio manager at Odyssey Partners, where he was the commodities portfolio manager. From 1986 to 1995, Mr. Merison managed the Products Trading, Grain Trading, and Derivatives Trading groups at J. Aron, a division of Goldman Sachs. Prior to joining Goldman Sachs Mr. Merison served as the Senior Manager at Czarnikow Schroeder USA from 1981 to 1986.

Mr. Levy, age 48, is currently serving, and has served since July 2016, as a Partner of Hartree where he leads the firm’s Institutional Asset Management and Principal Investing activities. Prior to joining Hartree, Mr. Levy served on the Board of Directors of Hartree as one of Oaktree Capital Management’s (“Oaktree”) representatives. Mr. Levy joined Oaktree in 2011, where he worked as a Managing Director focused on the firms strategic and corporate development efforts. Prior to joining Oaktree, Mr. Levy was a Managing Director at Bank of America Merrill Lynch in the investment banking division focused on Mergers, Acquisitions and Restructuring. Mr. Levy began his career at Bankers Trust and subsequently Deutsche Bank. Over 11 years, Mr. Levy worked both as an analyst on the High Yield trading desk and an investment banker in the Financial Sponsor Advisory Group. Mr. Levy holds a B.A. in Mathematics from Colgate University.

Mr. Voelker, age 58, is currently serving, and has served since November 1997, as a Managing Director of Hartree. Prior to joining Hartree, from 1995 to 1997, Mr. Voelker was an Oil Products Trader at Morgan Stanley. From 1993 to 1995, Mr. Voelker was a Gasoline Trader at Royal Dutch Shell (UK). Mr. Voelker served as a Middle Distillates Trader at Royal Dutch Shell (Germany) from 1991 to 1993 and was a Trainee Crude Trader at Marimpex GmbH from 1989 to 1991. Mr. Voelker holds a B.A. from the Technische Universität Berlin.

Each of the New Directors is an employee of Hartree or its affiliates. During the three months ended March 31, 2021, the Partnership recorded tank use and storage fee revenue of $0.5 million from lease agreements entered into with Hartree. In connection with these agreements, the Partnership made net inventory purchases from Hartree totaling $68.0 million during the three months ended March 31, 2021.

Director Indemnification Agreements

Effective May 28, 2021, the General Partner and the Partnership entered into indemnification agreements (collectively, the “Indemnification Agreements”) with each of the Continuing Directors and the New Directors. Under the terms of the Indemnification Agreements, the Partnership agrees to indemnify and hold each director (collectively, the “Indemnitees”) harmless from and against any and all losses, claims, damages, liabilities, joint or several, expenses, judgments, fines, penalties, interest, settlements or other amounts arising from any and all threatened, pending, or completed claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, and whether formal or informal and including appeals, in which an Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of his or her status as an Indemnitee (as defined in the Partnership Agreement) and acting (or omitting to act) in such capacity. The Partnership has also agreed to advance the expenses of an Indemnitee relating to the foregoing. To the extent that a change in applicable law permits greater indemnification by agreement than would be afforded currently under the Partnership’s or the General Partner’s governing documents, applicable law or the Indemnification Agreements, the Indemnitee shall enjoy the greater benefits so afforded by such change.

The foregoing description of the Indemnification Agreements does not purport to be complete and is qualified in its entirety by reference to the complete text of the Form of Indemnification Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report and is incorporated by reference herein.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On May 28, 2021, Buyer, as the sole member of the General Partner, adopted the Second Amended and Restated Limited Liability Company Agreement of the General Partner (the “Amended and Restated General Partner LLC Agreement”). Among other things, the agreement was amended to reflect the change in the sole member of the General Partner to Buyer.

The foregoing description of the Amended and Restated General Partner LLC Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Amended and Restated General Partner LLC Agreement, a copy of which is filed as Exhibit 3.1 to this Current Report and is incorporated by reference herein.

Item 7.01. Regulation FD Disclosure.

On May 28, 2021, the Partnership issued a press release announcing the completion of the Acquisition. A copy of the press release is furnished as Exhibit 99.1 and incorporated into this Item 7.01 by reference.

The information contained in Item 7.01 of this Current Report on Form 8-K (including the Exhibit 99.1) is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that Section. Additionally, the information contained in Item 7.01 of this Current Report on Form 8-K shall not be incorporated by reference into any registration statement or other document pursuant to the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such a filing.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

EXHIBIT	DESCRIPTION

3.1	Second Amended and Restated Limited Liability Company Agreement of Sprague Resources GP LLC, dated May 28, 2021

10.1	Form of Indemnification Agreement

99.1	Press release issued by Sprague Resources LP, dated May 28, 2021 (Furnished solely for the purposes of Item 7.01 of this Current Report Form 8-K)

104	Cover Page Interactive Data File (formatted in Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPRAGUE RESOURCES LP

By:	Sprague Resources GP LLC, its General Partner

By:	/s/ Paul A. Scoff
Paul A. Scoff
Vice President, General Counsel
Chief Compliance Officer & Secretary

Dated: May 28, 2021